Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update

Increased Investment Activity Leads to $33.6 Million in Loan Originations

FARMINGTON, Conn., July 11, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the second quarter ended June 30, 2018.

“As we anticipated, we experienced increased investment activity in the second quarter, funding seven new loans totaling $33.6 million. We also took advantage of the strong demand for our venture debt products in both our life science and technology markets to expand our committed backlog,” said Gerald A. Michaud, President of Horizon. “With a solid pipeline of investment opportunities, an experienced origination team, and expected lower portfolio prepayments in 2018 compared to 2017, we believe Horizon is well positioned to continue to grow our portfolio with a sharp emphasis on credit quality and maintaining one of the highest yielding floating rate loan portfolios in the BDC industry.”

New Loans Funded

Horizon funded seven new loans in the second quarter of 2018 totaling $33.6 million to the following portfolio companies:

•	$10.0 million to a new portfolio company, Celsion Corporation, an oncology drug development company.

•	$6.9 million to a new portfolio company, New Signature US, Inc., a leading cloud-first, full-service Microsoft provider and consultancy that delivers professional and managed services to a global client base; including $4.1 million of which Horizon funded to Horizon Secured Loan Fund I, a joint venture, for its investment in New Signature.

•	$5.0 million to a new portfolio company, Catasys, Inc., a leading AI and technology-enabled healthcare company.

•	$4.0 million to a new portfolio company, Audacy Corporation, a space communications service provider focused on delivering continuous connectivity and space data in real time.

•	$3.8 million to an existing portfolio company, Palatin Technologies, Inc., a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential.

•	$3.6 million to a new portfolio company, a location-based mobile marketing platform that connects advertisers with consumers to deliver successful business outcomes.

•	$0.3 million to an existing portfolio company, Decisyon, Inc., a provider of a visual app development environment to accelerate the design, development, and deployment of IoT solutions, without requiring coding.

Liquidity Events

During the quarter ended June 30, 2018, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, NinePoint Medical, Inc. (“NinePoint”), prepaid the outstanding principal balance of $4.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants and a success fee in NinePoint.

In May, MediaBrix, Inc. (“MediaBrix”), in connection with its sale, prepaid the outstanding principal balance of $3.3 million on its venture loan, plus interest and end-of-term payment. Horizon also received a success fee in the form of stock of MediaBrix’s acquirer.

In May, SilkRoad Technology, Inc., prepaid the outstanding principal balance of $6.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the second quarter of 2018 totaling $13.6 million, compared to refinances totaling $2.6 million and early pay-offs totaling $9.5 million during the first quarter of 2018. During the second quarter of 2018, Horizon received regularly scheduled principal payments on investments totaling $5.4 million, compared to regularly scheduled principal payments totaling $8.7 million during the first quarter of 2018.

Commitments

During the quarter ended June 30, 2018, Horizon closed new loan commitments totaling $38.8 million to seven companies, compared to the quarter ended March 31, 2018, wherein Horizon closed new loan commitments totaling $8.2 million to two companies.

Pipeline

As of June 30, 2018, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $29.2 million to seven companies. This compares to a Committed Backlog of $22.5 million to six companies as of March 31, 2018. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of June 30, 2018, Horizon held a portfolio of warrant and equity positions in 77 portfolio companies, including 63 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Leon Berman
(860) 674-9977	(212) 477-8438
dtrolio@horizontechfinance.com	lberman@igbir.com